Poly Shield Technologies Inc. OTCQB: SHPR

FOR IMMEDIATE RELEASE August 1, 2014

Poly Shield Technologies Proudly Announces that Robert Kopple has Agreed to Join the Board of Directors and Make an Additional Investment in SHPR.

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Mr. Robert Kopple agrees to become member of the Board of Directors and be appointed as Chairman of the Board.

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KF Business Ventures lends Poly Shield an additional $2.4 Million USD for additional R&D and growth opportunities.

SAN JUAN, PUERTO RICO - (Marketwired - August 1, 2014) - Poly Shield Technologies Inc. (OTCQB: SHPR) (“Poly Shield” or the “Company”) is pleased to announce that Mr. Robert C. Kopple has agreed to join Poly Shield Technologies as a member of the Board of Directors and  Chairman of the Board.

“Acceptance of this position by Mr. Kopple further solidifies Poly Shield’s future and we look forward to his presence as an invaluable resource for our growing organization.” said Rasmus Norling, President and CEO.

Mr. Kopple’s appointment to Poly Shield’s Board of Directors and Chairman is expected to take place prior to September 1, 2014.  In connection with his appointment as a director and Chairman of the Board, Poly Shield has agreed to issue to Mr. Kopple options to purchase up to 2,500,000 shares of common stock, vesting at a rate of 500,000 shares per year, exercisable at a price of $0.50 per share, and expiring five years after vesting.

Additionally, Mr. Kopple, through KF Business Ventures, LP, has agreed to loan Poly Shield an additional $2.4 million USD, further solidifying the Company’s capital position, as it adds to its research and development investment and corporate growth initiatives in anticipation of the upcoming IMO Regulation 14.

The loan is to be advanced in eight equal monthly installments of $300,000 each beginning on September 1, 2014, and is conditional upon Poly Shield and Mr. Kopple agreeing upon a monthly budget for Poly Shield, which is currently in process.  The loan will bear interest at a rate of 10% per annum, compounded monthly, until the outstanding principal amount is paid in full. The initial maturity date for the loan is January 15, 2016, which may be extended by the Company to January 15, 2017 by the issuance of additional warrants.  As additional consideration for Mr. Kopple agreeing to advance the loan, Poly Shield has agreed to issue to KF Business Ventures non-transferrable share purchase warrants for a total of 9,600,000 shares of the Company’s common stock, exercisable at a price of $0.50 per share for a period expiring September 1, 2019.  These warrants carry cashless exercise rights for up to 4,800,000 shares.

Poly Shield and Mr. Kopple also intend to amend the terms of the original $2.0 million loan agreement entered into in January 2014 and previously amended in March 2014.  As amended, the full principal and interest due under the previous loan agreement is expected to become due and payable on January 15, 2016, but may be further extended to January 15, 2017 by the issuance of additional warrants.  In exchange for the extension of the due date for the previous loan, Poly Shield expects to issue to KF Business Ventures additional warrants for the purchase of up to 2,350,000 shares of common stock, with an initial exercise price of $0.50 per share, expiring on January 15, 2019, and with cashless exercise rights for up to 1,175,000 shares. In addition, Poly Shield expects to extend the expiration date for the 2,450,000 warrants previously issued to KF Business Ventures under the previous loan agreement from January 15, 2015 to January 15, 2016, and to reduce the exercise price for all of the warrants previously issued from $1.00 per share to $0.50 per share.

“Robert Kopple is a very highly respected attorney, investor and businessman and we look forward to his meaningful contribution to the mosaic of intelligence at Poly Shield Technologies.” said John da Costa, CFO.

Further details on the terms and conditions of the transaction are available in the Company’s filing with the United States Securities and Exchange Commission.

About Poly Shield Technologies Inc.:

Poly Shield Technologies Inc. develops and markets environmental and pollution emission control solutions to a worldwide market.

Poly Shield Technologies Inc.’s proprietary DSOX-15 and DSOX-20 Fuel Purification Systems are cost-effective technologies designed to remove sulfur from fuel in an effort to meet the upcoming sulfur emissions regulations due to take effect in 2015. These technologies are currently aimed at the maritime industry which includes vessels for cruise-line, freight shipping and tanker companies and can be installed during normal vessel operation without the need to use expensive dry dock time. These technologies have worldwide applications that are not limited to the maritime industry.

Currently, Poly Shield Technologies Inc. has contracted with multiple shipping companies for installation of its DSOX-15 solution, with options for a total of 62 installations, all of which will be upgraded to the new DSOX-20 System.

On behalf of the Board of Directors, Rasmus Norling, Chief Executive Officer.

Forward Looking Statements

This press release may contain forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects”, “intends”, “estimates”, “projects”, “anticipates”, “believes”, “could”, and other similar words. All statements addressing product performance, events, or developments that Poly Shield Technologies Inc. expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in Poly Shield Technologies Inc.’s Quarterly and Annual Reports filed with the United States Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should any of Poly Shield Technologies Inc.’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Poly Shield Technologies Inc.’s forward-looking statements. Except as required by law, Poly Shield Technologies Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Poly Shield Technologies Inc. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE Poly Shield Technologies Inc.

For further information about Poly Shield Technologies Inc. please visit the company's website at http://www.Polyshieldtechnologies.com or contact us at 800-648-4287